Exhibit 99.1

99 CENTS ONLY STORES APPOINTS FELICIA THORNTON AS CHIEF FINANCIAL OFFICER

CITY OF COMMERCE, Calif.—November 2, 2015—99 Cents Only Stores LLC announced that effective today Felicia Thornton has been appointed as its Chief Financial Officer and Treasurer, where she will be responsible for overseeing finance, accounting, treasury, risk management, legal and IT functions for the company. Ms. Thornton’s appointment is part of a broader Operating Advisor agreement with Ares Management, L.P., the company’s majority shareholder. Interim CFO Michael Fung will continue in his position as a member of the company’s Board of Directors and will return to his position as head of the Board’s Audit Committee.

Ms. Thornton has extensive executive experience in retail, and particularly in the grocery store industry, having served in senior leadership positions at DSM, Inc., Albertsons, and The Kroger Company. Most recently at DSM, Inc., she served as Co-Chief Executive Officer, President and Chief Operating Officer of the supermarket chain, and prior to that, she was Chief Executive Officer of Knowledge Universe U.S., one of the largest private childhood education companies. At Albertsons, she served as Chief Financial Officer and led overall strategy for the company for over five years. For eight years prior to that, Ms. Thornton served in a variety of executive strategic and financial roles at Ralphs and Fred Meyer, both of which eventually became part of The Kroger Company, where she continued as Group Vice President responsible for retail operations.

“We are thrilled to welcome Felicia to our team at 99 Cents Only Stores, where we believe her strategic financial experience and proven track record of leading finance functions during transformational change at large, multi-site retail organizations will be valuable to us as we work to continue to grow the company,” said Geoff Covert, President and Chief Executive Officer of 99 Cents Only Stores.

“I have been impressed by 99 Cents Only’s commitment to delivering value to their customers and appreciate the opportunity to join this organization and find new ways to enhance value for all stakeholders,” said Ms. Thornton. “I am committed to supporting the team in driving stronger financial performance as we continue to build 99 Cents Only into a leader in the extreme value sector.”

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 389 stores located in California, Texas, Arizona and Nevada offering a broad assortment of name-brand and other attractively-priced merchandise and compelling seasonal product offerings.

Contacts

Mendel Communications LLC

Bill Mendel, (212) 397-1030

bill@mendelcommunications.com